EXHIBIT 99.1

Contact:

Investors & Financial Media:

Mitch Gellman

(949) 260-8328

ir@simpletech.com

SimpleTech Announces Second Quarter of 2006 Results

OEM Flash Revenue Grows 183% from the Second Quarter of 2005 to the Second

Quarter of 2006, Driving Increased Gross Margins and Profitability

SANTA ANA, Calif., August 9, 2006 — SimpleTech, Inc. (Nasdaq: STEC) today announced its financial results for the second quarter ended June 30, 2006. Revenue for the second quarter of 2006 was $79.5 million, an increase of 21% from $65.5 million for the first quarter of 2006 and an increase of 13% from $70.3 million for the second quarter of 2005. Gross profit margin was 24.8% for the second quarter of 2006, compared to 19.3% in the first quarter of 2006 and 18.2% for the second quarter of 2005. Diluted earnings per share was $0.10 for the second quarter of 2006, compared to $0.02 for the first quarter 2006 and $0.04 for the second quarter of 2005.

Revenue growth in the second quarter of 2006 resulted from stronger than expected demand in every major product category; in particular, sales of customized Flash memory to OEMs. Increased gross profit margin and diluted earnings per share for the second quarter of 2006 were impacted positively primarily due to a product mix shift toward higher-margin OEM Flash products. Order backlog was $28.0 million on June 30, 2006, compared to $19.9 million on March 31, 2006 and $17.9 million on June 30, 2005.

Business Segments

OEM Division

Revenue from OEM Division customers comprised 59% of total revenue for the second quarter of 2006, compared to 62% of total revenue for the first quarter of 2006 and 54% of total revenue for the second quarter of 2005. OEM Division revenue was $47.3 million for the second quarter of 2006, which represented an increase of 17% from $40.4 million for the first quarter of 2006 and an increase of 24% from $38.1 million for the second quarter of 2005. This increase was driven primarily by an increase in OEM Flash product revenue. We believe that our continued investment in OEM Flash controller technology and custom firmware and hardware design capabilities is impacting positively the growth of our OEM Flash revenue and overall profitability.

Consumer Division

Revenue from Consumer Division customers comprised 41% of total revenue for the second quarter of 2006, compared to 38% of total revenue for the first quarter of 2006 and 46% of total revenue for the second quarter of 2005. Consumer Division revenue was $32.2 million for the second quarter of 2006, an increase of 29% from $25.1 million for the first quarter of 2006 and flat compared to $32.2 million for the second quarter of 2005. Second quarter of 2006 Consumer Division revenue was positively impacted by increased product revenue from our external storage and Flash product lines. The recent introduction of our 2.5,” PininFarina-designed USB external storage products has increased our sell through at major U.S. retailers.

Business Outlook

“I am very pleased with our results for the second quarter of 2006 and even more with the strategic direction of the company at this time,” said Manouch Moshayedi, SimpleTech’s chairman and CEO. “As I mentioned in a recent announcement, one of our strategic initiatives during the last two years was to invest significantly in research and development, and the sales and marketing infrastructure for customized OEM Flash solutions.

“During the second quarter of 2006, our business model was functioning on all cylinders. The changing product mix, with OEM Flash leading the way, resulted in increased revenue, earnings and the significant expansion of our gross profit margin. In addition, OEM Division stacking products and Consumer sales of our external storage and Flash products grew.

“We continue to explore strategic initiatives that would enable us to further execute our business model. These initiatives include, expanding capacity in our existing facility, implementing lower-cost overseas manufacturing for additional capacity, reducing our effective income tax rate and expanding our research and development capabilities. We hope to build on our strong second quarter performance and look forward to continued progress in the future.

“Revenue, gross margin percentage and diluted earnings per share increased significantly in the second quarter of 2006. We believe we can sustain this marked improvement in our performance level and currently expect similar revenue, gross margin percentage and diluted earnings per share results in the third quarter of 2006.”

Conference Call

SimpleTech, Inc. will hold an open conference call to discuss results for the second quarter of 2006. The call will take place today at 1:30 p.m., Pacific/4:30 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International).

Webcast

This call is being webcast. The webcast can be accessed by clicking on “Investors” at the bottom of the home page at www.simpletech.com. The webcast will be archived and available for replay beginning approximately two hours after the live call concludes.

About SimpleTech, Inc. (Nasdaq: STEC)

SimpleTech, Inc. designs, develops, manufactures and markets custom and open-standard memory solutions based on Flash memory and DRAM technologies, and external storage solutions. Headquartered in Santa Ana, California, the company specializes in developing high-density DRAM memory modules and high-speed, high-capacity solid-state Flash drives and memory cards used in sensitive and highly-volatile environments. For information about SimpleTech, Inc., and to subscribe to the company’s “Email Alert” service, please visit our web site at www.simpletech.com, click “Investors” and then Email Alert.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning our continued investment in OEM Flash controller technology and custom firmware and hardware design capabilities, our belief that such continued investment is impacting positively the growth of our OEM Flash revenues and overall profitability, our increased sell through of external storage products at major U.S. retailers, the current state of our strategic direction, our various strategic initiatives, our continued exploration of strategic initiatives that would enable us to further execute our business model, our hope to build on our strong second quarter performance and continued progress in the future, and revenue, gross margin percentage and diluted earnings per share guidance for the third quarter of 2006. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: changes in demand from certain customer segments; the cost of raw materials may fluctuate widely in the future; delays in the qualification process of our products with customers; our backlog may not result in future revenue; slower than expected expansion of our international business; the impact of the implementation of new accounting rules related to the expensing of stock options; we may not realize the anticipated benefits from any acquisitions of businesses, technologies, or assets we have made and may undertake in the future; excess availability of DRAM or Flash memory could reduce component pricing resulting in lower average selling prices and gross profit; DRAM or Flash memory supply may tighten requiring suppliers to place their customers, including us, on limited component allocation; effects of seasonality; interruptions or delays at the semiconductor manufacturing facilities that supply products to us; higher than expected operating expenses; new and changing technologies limiting the applications of our products; our inability to become more competitive in new and existing markets; our inability to maintain and increase market share; difficulty competing in sectors characterized by aggressive pricing and low margins; higher than anticipated product returns, inventory write-downs, price protection and rebate charges; new customer and supplier relationships may not be implemented successfully; impact of our previously announced stock repurchase program; higher than anticipated capital equipment expenditures; adverse global economic and geo-political conditions, including acts of terror, business interruption due to earthquakes, hurricanes, pandemics, power outages or other natural disasters; and potential impact of high energy prices and other global events outside of our control which could adversely impact consumer confidence and hence reduce demand for our products. The information contained in this press release is a statement of SimpleTech’s present intention, belief or expectation. SimpleTech may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in SimpleTech’s assumptions or otherwise. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

SimpleTech, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2006	December 31, 2005
ASSETS:
Current Assets:
Cash, cash equivalents and marketable securities	$55,213	$60,006
Accounts receivable, net of allowances of $2,375 at June 30, 2006 and $878 at December 31, 2005	50,796	38,630
Inventory, net	44,695	37,108
Deferred income taxes	2,127	1,410
Other current assets	1,841	3,825

Total current assets	154,672	140,979
Furniture, fixtures and equipment, net	10,201	8,231
Intangible assets	914	1,036
Goodwill	1,682	733
Other long-term assets	1,887	1,647
Deferred income taxes	2,299	2,515

Total assets	$171,655	$155,141

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$28,202	$20,564
Accrued and other liabilities	8,939	7,195

Total liabilities	37,141	27,759

Shareholders’ Equity:
Common stock	46	45
Additional paid-in capital	113,147	111,576
Retained earnings	21,321	15,761

Total shareholders’ equity	134,514	127,382

Total liabilities and shareholders’ equity	$171,655	$155,141

SimpleTech, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net revenues	$79,519	$70,268	$145,010	$131,516
Cost of revenues	59,815	57,477	112,634	107,741

Gross profit	19,704	12,791	32,376	23,775

Sales and marketing	7,159	6,018	13,045	11,398
General and administrative	3,590	3,102	7,233	6,181
Research and development	2,217	1,616	4,265	2,903

Total operating expenses	12,966	10,736	24,543	20,482

Operating income	6,738	2,055	7,833	3,293
Interest income and other	506	417	981	852

Income before provision for income taxes	7,244	2,472	8,814	4,145
Provision for income taxes	2,725	537	3,254	1,175

Net income	$4,519	$1,935	$5,560	$2,970

Net income per share:
Basic	$0.10	$0.04	$0.12	$0.07

Diluted	$0.10	$0.04	$0.12	$0.06

Shares used in net income per share computation:
Basic	45,699	44,638	45,426	45,613

Diluted	46,379	45,772	46,291	45,897